Exhibit 107
Calculation of Filing Fee Tables
S-8
Acadia Pharmaceuticals Inc.
Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	1	Equity	Common stock, par value $0.0001 per share	Other	2,400,000	$16.41	$39,384,000.00	$0.0001476	$5,813.08

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

Total Offering Amounts:							$39,384,000.00		$5,813.08

Total Fees Previously Paid:									$0.00

Total Fee Offsets:									$0.00

Net Fee Due:									$5,813.08
Offering Note

1
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers any additional shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), that may become issuable under the Registrant’s 2024 Inducement Plan (the “Inducement Plan”) as a result of any stock split, stock dividend, recapitalization or similar event.

Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, on the basis of the average of the high ($16.73) and low ($16.08) sale price of the Common Stock as reported on The Nasdaq Global Select Market on September 18, 2024, which date is within five business days prior to the filing of this Registration Statement.
Represents 2,400,000 shares of the Common Stock reserved for issuance under the Inducement Plan.